                              EMPLOYMENT AGREEMENT
                              --------------------

     This AGREEMENT (the "Agreement") is made as of this ____________, by and between SpectaGuard Holding Corporation, a Delaware corporation (the "Company"), and ____________ (the "Executive").

     WHEREAS, beginning on ____________ (the "Effective Date"), the Company
desires that the Executive serve as ____________ of the Company and the
Executive desires to serve in such capacity;

     WHEREAS, the Company and the Executive desire to enter into an employment agreement to govern the terms and conditions of the Executive's employment by the Company;

     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment Duties.

     (a) This Agreement shall become effective on the Effective Date noted
above. During the employment period fixed by SECTION 3 hereof (the "Employment
Period"), the Executive hereby agrees to serve as ____________ of the Company and the Company hereby agrees to employ the Executive as such. The Executive shall report to the Chief Executive Officer of the Company and to such person as he or she may delegate.

     (b) During the Employment Period, the Executive will not, without the prior written consent of the Company, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with
(i) any charitable or civic activities, (ii) personal investments, and (iii)
serving as an executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities shall not materially interfere with her performance of her responsibilities and obligations pursuant to this Agreement. With the approval of the Chief Executive
Officer of the Company, the Executive may engage in any other business activities or pursuits not otherwise permitted under this SECTION 1.

2. Compensation.

     (a) During the Employment Period, the Company shall pay the Executive a cash base salary of $____________ per annum (the "Base Salary"). The Base Salary shall be paid to the Executive, less applicable withholdings, in installments pursuant to the Company's normal and customary executive officer payroll procedures. The Executive's Base Salary shall be reviewed annually by the Chief
Executive Officer, or his or her designee, beginning with calendar year ____.

     (b) In addition to the Base Salary, during the Employment Period, the
Executive shall be entitled to participate in such bonus and other incentive award programs as determined by the Chief Executive Officer, or his or her designee. In addition, the Executive shall be entitled to participate in any employee benefit plans and programs as are generally applicable to executive officers and, to the extent permitted by law, to employees of the Company and in such other benefit plans and programs as determined by the Chief Executive
Officer, or his or her designee.

     (c) The Executive will participate in any Company deferred compensation and equity ownership/option plans as are applicable and available to the Company's other senior managers. If applicable, the terms and conditions of any such plans shall be disclosed to Executive in separate documentation, along with the award and/or participation level (which level shall be determined by the Chief
Executive Officer, at his or her sole discretion).

3. Employment Period. The Employment Period shall commence on the Effective Date and shall terminate on the day preceding the ____________ anniversary of the
Effective Date (the "Scheduled Termination Date," as such date may be modified by the following clause); provided, that the Executive's Employment Period and the Scheduled Termination Date shall automatically extend for one additional year upon each anniversary of the Effective Date, unless the Company or the
Executive notifies the other party in writing of its intent not to extend the term of employment under this Agreement no less than sixty (60) days before the applicable anniversary date. Notwithstanding anything in this SECTION 3 to the contrary, Executive's employment shall end earlier than the Scheduled
Termination Date, or any renewal period thereafter, if terminated upon death, by the Company for Cause (as hereinafter defined) or otherwise by the Executive or the Company pursuant to notice given as provided in SECTION 4 hereof.

4. Termination Procedure.

     (a) Subject to SECTION 4(b) below, the Company or the Executive may terminate this Agreement at any time during the Employment Period (other than due to the Executive's death or a termination by the Company for Cause) if notice of such termination is communicated by written "Notice of Termination" to the Executive or the Company no later than sixty (60) days prior to the desired date of termination of this Agreement.

     (b) Upon termination of the Executive's employment with the Company for any reason, the Executive shall also resign from (a) the Company's Management
Committee/Board of Directors, if the Executive then serves on the Board of
Directors, (b) any position (whether as an employee, board member or otherwise)
with any affiliate or subsidiary of the Company, and (c) any position in which the Executive serves at the request of the Company.

5. Termination Payments.

     (a) Upon the Executive's termination of employment for any reason, the
Company shall pay to the Executive any unpaid Base Salary then in effect accrued up to the date of termination of employment. Other than the accrued salary referenced in the preceding sentence, the Executive shall not be entitled to any further payments or benefits, unless otherwise agreed to in writing between the
Company and the Executive.

     (b) Notwithstanding SECTION 5(a) above, if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason during the Employment Period, the Company shall pay to the Executive the greater of (i) an amount of Base Salary equal to what otherwise would have been payable for the remainder of the Employment Period until

the Scheduled Termination Date, or (ii) twelve (12) months of Base Salary
("Severance Payment"). Any Severance Payment shall be paid to the Executive, less applicable withholdings, in installments pursuant to the Company's normal and customary executive officer payroll procedures using the Base Salary rate in effect immediately prior to such termination. The period used to calculate the amount of Base Salary payable pursuant to the foregoing shall be known as the
"Severance Period" (e.g. if the payment is calculated using twelve (12) months of Base Salary, then the Severance Period commences on the day after the effective termination date and continues for the next twelve (12) months). If such termination occurs on a date six or more months into the fiscal year, in addition to the Severance Payment, the Executive shall be entitled to receive a pro rata portion (based upon the portion of the year up to and including the date of termination) of any bonus (the "Pro Rata Bonus") he otherwise would have received for such year had he not been terminated, provided that both the
Executive's business unit and the Company meet applicable bonus performance targets for the full year bonus period. The Pro Rata Bonus, if any, shall be paid in a manner consistent with the Company's normal and customary executive officer bonus payment procedures. Additionally, for the duration of the
Severance Period, the Company will provide the Executive any and all employment-based health and welfare benefits he is receiving at the time of the termination of employment, in the same manner, level and cost to the Executive.

     (c) The Company shall not be required to pay the Executive any installments of the Severance Payment described in SECTION 5(b), until the Executive has executed and delivered to the Company a release, in substantially the same form as the Waiver Agreement and Release of Claims attached hereto as Attachment A.

     (d) For purposes of this Agreement, "Cause" shall include a termination of the Executive's employment by the Company for: (i) a material violation by the
Executive of this Agreement which the Executive fails to cure to the Company's reasonable satisfaction within thirty (30) days after the Company delivers to the Executive a written notice that specifically identifies such violation; (ii)
the willful failure by the Executive to act in a manner consistent with
Executive's responsibilities or with the best interests of the Company, after the Company delivers to the Executive a written demand for satisfactory performance that specifically identifies the manner in which the Company believes that the Executive has not satisfactorily performed the Executive's duties and the Executive fails to cure the existing problem to the Company's satisfaction within thirty (30) days; or (iii) the conviction of the Executive of a felony (other than an offense related to the operation of an automobile which results only in a fine, license suspension or other non-custodial penalty)
or other serious crime involving moral turpitude.

     (e) For purposes of this Agreement, "Good Reason" means the occurrence of any of the following pursuant to a Change of Control (as defined below): (i)
there is a material reduction in the scope of the Executive's responsibilities or authority at the Company without the Executive's express written consent;
(ii) the Company relocates the Executive's primary work site more than fifty
(50) miles from her primary work site on the Effective Date absent her express written consent; or (iii) there is a reduction in the Executive's Base Salary.

     (f) For purposes of this Agreement, "Change of Control" means the occurrence of any of the following: (i) any person who is not a stockholder of the Company on the date of this

Agreement (or a group of such persons acting in concert) acquires, during any period of twelve consecutive calendar months, stock of the Company representing a majority of the voting power of all stock of the Company having the right to vote for the election of managers/directors; (ii) a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company; or (iii) the sale or disposition by the Company of all or substantially all of the Company's assets or any transaction having a similar effect.

     (g) This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which the Executive may be entitled as an executive of the Company or any of its subsidiaries or affiliates under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

6. Confidentiality, Non-Competition and Non-Solicitation. For good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, the Executive hereby agrees as follows:

     (a) That both during the entire term of the Executive's employment with the
Company and/or any of its subsidiaries and affiliates (collectively, the
"Employer") and thereafter, the Executive will not publish or otherwise disclose to persons other than those employed by Employer, without specific permission from Employer, any Employer proprietary or confidential information which the
Executive learns or acquires during the course of employment with or as a result of performing services with Employer, and will not use such information in any way which might be detrimental to the interests of the Employer. For purposes of this Agreement, proprietary or confidential information includes, but is not limited to:

         (i) All information not generally known to the public or within the federal, state or local government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products, pertaining to the Employer's marketing, bidding or cost plans, strategies, forecasts or projections; practices, procedures, policies, goals or objectives pertaining to the foregoing; contract proposals, contract bids which have been prepared or submitted or which are proposed to be prepared or submitted, or bidding and pricing techniques; information on Employer's cost structure;
quoting and pricing practices, procedures and policies; customer data including customer list, contracts, contacts, representatives, requirements and needs, specifications, data provided by or about prospective customers; supplier information, including joint venture and subcontractor proposals; employee and consultants' identities, skills, resumes, records and lists; and the physical embodiments of any of the foregoing information.

         (ii) All information concerning or relating to the way the Employer conducts its business which is not generally known to the public or within the federal, state or local

government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products (such as Employer contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, Employer processes, techniques, data, computer system passwords and other computer security controls, financial information, and distributor information) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, and any other written or machine-readable expression of such information as are filed in any tangible media).

         (iii) All information not generally known to the public or within the federal, state or local government domain or the commercial market(s) in which the Employer offers or provides its services, solutions or products concerning development of new products, services or solutions, negotiations for new business ventures or acquisitions, future business or acquisition plans, and similar information and the physical embodiments of such information.

         (iv) Information which is not a public record and is not generally known to the public or within the federal, state or local government market(s)
or the commercial market(s) in which the Employer offers or provides its services, solutions or products regarding litigation and potential litigation matters and the physical embodiments of such information.

         (v) Any information which (i) is not generally known to the public or within the federal, state or local government domain or the commercial market(s)
in which the Employer offers or provides its services, solutions or products,
(ii) gives the Employer a significant advantage over its or their competitors, or (iii) has significant economic value or potentially significant economic value to the Employer, including the physical embodiments of such information.

     (b) That both during the entire term of the Executive's employment with
Employer and thereafter through the Severance Period, the Executive shall not:

         (i) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of any business which competes with any services, solutions or products conducted, offered or provided by the Employer (any such service, solution or product, an "Employer Operation"), to any federal, state or local government market(s) or the commercial market(s) if such Employer Operation is being conducted or developed at any time during the term of Executive's employment with Employer and at the later time in question;

         (ii) directly or indirectly, solicit any customer or any former or prospective customer of the Employer with a view to inducing such customer to enter into an agreement, or otherwise do business, involving an Employer
Operation with any competitor or attempt to induce any customer to terminate its relationship with the Employer or to not enter into a relationship with the
Employer, as the case may be; or

         (iii) solicit or attempt to solicit the employment of any employee of the Employer, or any person employed by the Employer during the prior six (6)
month period, or attempt to solicit or induce any such employee or person to leave the employ of the Employer.

     (c) If the Company terminates the Executive's employment for Cause, the
Executive shall not engage in the conduct set forth in SECTION 6(b) for a period of three years from the date of termination of employment and the Executive shall not be entitled to additional consideration from the Company. If the
Company terminates the Executive's employment without Cause, following expiration of the Severance Period, the Company may prohibit the Executive from engaging in the conduct set forth in SECTION 6(b) for an additional term of one year (renewable annually at the Company's discretion for up to three years total); provided, however, that during each such one year term, the Executive shall be paid an amount equal to one half the Base Salary in effect at the time of termination and such payments shall be made to the Executive in installments, less applicable withholdings, pursuant to the Company's normal and customary executive officer payroll procedures. If the Executive voluntarily terminates his or her employment, the Company may prohibit the Executive from engaging in the conduct set forth in SECTION 6(b) for the remainder of the Employment Period
(renewable annually at the Company's discretion for up to three years total);
provided, however, that during each such one year renewal term, the Executive shall be paid an amount equal to one half the Base Salary in effect at the time of termination and such payment shall be made to the Executive in installments, less applicable withholdings, pursuant to the Company's normal and customary executive officer payroll procedures.

     (d) That in the event any provision of this SECTION 6 shall be challenged by the Executive or deemed to be unenforceable by a court of competent jurisdiction, the Company's obligation to make payments under SECTION 5(b) shall immediately cease, and the Executive shall reimburse the Company any payments previously received pursuant to SECTION 5(b) hereof.

7. Survival. The Executive agrees that the restrictions in SECTION 6 shall survive the termination of the Executive's employment with Employer, notwithstanding any actual or alleged breach or failure of the Company to perform its obligations under this Agreement or otherwise.

8. Specific Enforcement; Extension of Period.

     (a) The Executive acknowledges that the restrictions contained in SECTION 6 hereof are reasonable and necessary to protect the legitimate interests of the
Employer and that Employer would not have entered into this Agreement in the absence of such restrictions. The Executive also acknowledges that any breach by him of SECTION 6 hereof will cause continuing and irreparable injury to Employer for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding by Employer to enforce SECTION 6 of this
Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by the Executive, Employer shall have the right to enforce the provisions of SECTION 6 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Employer.

     (b) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO THE PRINCIPLES OF
CONFLICTS OF LAW EXCEPT TO THE EXTENT SUCH PRINCIPLES PERMIT THE APPLICATION OF
DELAWARE LAW OR JURISDICTION AND VENUE IN COURTS WITHIN DELAWARE. ANY DISPUTE
HEREUNDER SHALL BE LITIGATED IN FEDERAL DISTRICT COURT IN DELAWARE OR, IF
JURISDICTION CANNOT BE OBTAINED IN SUCH COURT, IN THE STATE COURT WHOSE
JURISDICTION INCLUDES THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

     (c) Except as otherwise expressly set forth in SECTION 6(c), all provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement, except as otherwise expressly set forth in SECTION 6(c). The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court shall limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

     9. Miscellaneous.

     (a) This Agreement by and between the Executive and the Company constitutes the entire agreement between the parties hereto with respect to the Executive's employment, and supersedes and is in full substitution for any and all prior understandings or agreements, whether oral or written, with respect to the
Executive's employment.

     (b) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

     (c) This Agreement may be executed by facsimile signature and in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     (d) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executive                                   SPECTAGUARD HOLDING CORPORATION

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signature                                   Name:
                                            Title:

                                  ATTACHMENT A

                     WAIVER AGREEMENT AND RELEASE OF CLAIMS

     This RELEASE AGREEMENT (the "Release Agreement") is made by and between
SpectaGuard Holding Corporation, a Delaware corporation (the "Company"), and
_______ (the "Executive").

     WHEREAS, the Executive entered into an employment agreement with the
Company dated as of ____________ ("Employment Agreement"); and

     WHEREAS, the employment of the Executive has been terminated pursuant to
SECTION 5(b) of the Employment Agreement, and the Executive is entitled to receive the Severance Payment as provided therein;

     NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

     1. The Executive, on his own behalf and on behalf of his agents, representatives, heirs, executors and administrators (whether or not then existing), releases the Company, its subsidiaries and affiliates (whether or not then existing), and the employees, officers, directors, agents, representatives, successors and assigns of any of them, as well as the trustees of any of their executive or employee benefit or welfare plans (except with respect to claims for benefits due under the terms of such plans) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys' fees, judgments and demands whatsoever, in law or equity, known or unknown, that the
Executive ever had, now has, or may have in the future based on her employment through the date of this Release Agreement, except that such release shall not cover (i) claims to enforce his rights under the Employment Agreement, (ii)
claims for benefits pursuant to any executive or employee benefit or welfare plan of the Company or any of its subsidiaries in which the Executive participated prior to her termination of employment, and (iii) claims for indemnification pursuant to the Company's indemnification policies and practices applicable to its executive officers (collectively, the "Excluded Claims").
Except for the Excluded Claims, the Executive understands and agrees that this
Release Agreement includes, but is not limited to, a complete waiver and release of the following rights or claims:

     (a)       any right(s) or claim(s) arising under Title VII of the Civil
               Rights Act of 1964 ("Title VII"), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act ("ADA"), which prohibits discrimination based on disability; and any right(s) or claim(s)
               arising under any other federal, state or local law regarding discrimination based on age, race, sex, pregnancy, religion, national origin, marital status or disability or any other unlawful basis;

     (b)       any right(s) or claim(s) for alleged violations of any local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the
               Executive's employment with the Company or the Employer (as defined in SECTION 6(a) of the Employment Agreement) or the terms and conditions of, and/or the cessation of, the Executive's employment with the Company; and

     (c)       any claim(s) for breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional
               infliction of emotional distress, or any claims under the
               Executive Retirement Income Security Act of 1974 ("ERISA").

     2. The parties agree that this Release Agreement is intended to cover all claims (other than any Excluded Claim) in existence as of the date of the execution of this Release Agreement and all claims that may accrue from such date of execution through the expiration of the Revocation Period (as defined below), including both claims about which the Executive knows and about which the Executive does not know.

     3. The Executive represents and warrants that he has not filed any claims against the Company and/or any of its subsidiaries or affiliates, or any of the individuals covered by this Release Agreement, with any governmental agency or any court, and the Executive agrees that the Executive will not do so at any time hereafter regarding any matter released herein.

     4. The Executive acknowledges and agrees that he has been advised to and has been given an opportunity to consult with an attorney of her choice prior to executing this Release Agreement. The Executive further acknowledges that he has
21 days within which to consider whether to execute this Release Agreement (the
"Revocation Period"). The Executive acknowledges and agrees that he has 7 calendar days to revoke this Release Agreement after executing it, but if he revokes this Release Agreement after executing it, he must return any installments of the Severance Payment (as defined in SECTION 5(b) of the
Employment Agreement) tendered by the Company.

     THE PARTIES STATE THAT THEY HAVE READ THIS AGREEMENT, THAT THEY UNDERSTAND
EACH OF ITS TERMS, AND THEY INTEND TO BE BOUND THEREBY.

Executive                                   SPECTAGUARD HOLDING CORPORATION

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signature                                   Name:
                                            Title:

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print name

DATE:                                       DATE:
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